Exhibit 10.3

EMPLOYMENT AGREEMENT

This AGREEMENT (the “Agreement”) is made as of December 22, 2005 (the “Effective Date”), by and between Supernus Pharmaceuticals, Inc., a Delaware corporation (the “Employer”), and Jack Khattar (the “Executive”). In consideration of the mutual covenants contained in this Agreement, the Employer and the Executive agree as follows:

WHEREAS, the Executive and the Employer have agreed to execute this Employment Agreement to govern their relationship commencing at the Effective Date.

NOW THEREFORE, in consideration of the foregoing premises and such other consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.                                       Employment. The Employer agrees to employ the Executive and the Executive agrees to be employed by the Employer on the terms and conditions set forth in this Agreement.

2.                                       Capacity. The Executive shall continue to serve the Employer as President and Chief Executive Officer. The Executive shall also serve the Employer in such other or additional offices as the Executive may be requested to serve by the Board of Directors of the Employer (the “Board of Directors”), provided that (a) such other offices are commensurate with Executive’s background and skills, his position as a Member of the Board and (b) Executive reports directly to the Board of Directors in such other offices. In such capacity or capacities, the Executive shall perform such services and duties in connection with the business, affairs and operations of the Employer as may be assigned or delegated to the Executive from time to time by or under the authority of the Board of Directors.

3.                                       At-Will Employment. The Employer and the Executive agree and acknowledge that the Executive’s employment is at-will and may be terminated by either party at any time for any or no reason.

4.                                       Compensation and Benefits. The regular compensation and benefits payable to the Executive under this Agreement shall be as follows:

(a)                                  Salary. For all services rendered by the Executive under this Agreement, the Employer shall pay the Executive a salary (the “Salary”) at the annual rate of Three Hundred Fifty-Nine Thousand Dollars ($359,000), subject to increase from time to time in the discretion of the Board of Directors or the Compensation Committee of the Board of Directors (the “Compensation Committee”). The Salary shall be payable in periodic installments in accordance with the Employer’s usual practice for its senior executives.

(b)                                 Bonus. The Executive shall be entitled to participate in an annual bonus program established by the Board of Directors or the Compensation Committee with such terms as may be established in the sole discretion of the Board of Directors or Compensation Committee, provided that the gross amount of such annual bonus paid to the Executive, if any, shall not exceed forty percent (40%) of the Executive’s Salary for that calendar year. The bonus payable with respect to calendar year 2005, if any, shall be pro-rated based on the days elapsed between the date hereof and December 31, 2005.

(c)                                  Stock; Stock Options. The Executive acknowledges that, as of the Effective Date, the Executive owns 3,000,000 shares of the Employer’s common stock. On or after the Effective Date, the Employer shall grant to Executive an option to purchase or a restricted stock agreement for 3,500,000 shares of the Employer’s common stock (collectively, the “Option”). The Option will be issued pursuant to the Employer’s 2005 Stock Option Plan (the “Option Plan”), and, except as expressly provided herein, will be subject to a stock option agreement in form and substance as is customarily issued by the Employer to its option grantees (the “Option Agreement”) and/or a stock restriction agreement in the form and substance as is attached hereto as shall be approved by the Board of Directors . The Option Agreement shall provide, among other terms, as follows:

(i)                                     an option to purchase 2,470,588 shares of common stock that shall vest on a quarterly basis at a rate of twenty-five percent (25%) per year and shall be fully vested as of the fourth anniversary of the Option Agreement;

(ii)                                  an option to purchase 411,765 shares of common stock that shall vest as of the date the Employer initiates the first clinical trial in humans, provided, that if the Employer does not initiate such trial within fifteen (15) months of the Effective Date, such option will be cancelled, and upon such cancellation, such option shall be of no further force or effect;

(iii)                               an option to purchase 411,765 shares of common stock that shall vest as of the date the Employer files an NDA, provided, that if the Employer does not file an NDA within 5 years of the Effective Date, such option will be cancelled, and upon such cancellation, such option shall be of no further force or effect;

(iv)                              an option to purchase 205,882 shares of common stock that shall vest as of the date of the “launch of a partnered product”, as hereinafter defined; and

(v)                                 the Option shall fully vest as of the date of a Change of Control.

For purposes of this Agreement, the term NDA shall mean a new drug application that has been approved by the Board of Directors and filed with, and accepted by, the United States Food and Drug Administration. The Employer agrees that such approval of the Board of Directors shall not be unreasonably withheld.

For purposes of this Agreement, initiation of the first clinical trial in humans shall mean the date of enrollment of the first patient in a clinical trial that has been approved by the Board of Directors and that is conducted for a Company sponsored compound. The Employer agrees that such approval of the Board of Directors shall not be unreasonably withheld.

For purposes of this Agreement, “launch of a partnered product” shall mean the first sale by an unaffiliated third party of a pharmaceutical product incorporating intellectual property of the Employer and for which the Employer is entitled to receive a royalty payment under an agreement between the Employer and such party.

Notwithstanding the foregoing, if the Executive determines, upon advice of his tax professionals, that he would be in a better personal tax position to execute a restricted stock agreement rather than an option agreement, the parties hereto agree to execute the form restricted stock agreement attached hereto. The Executive shall have a reasonable time following the Effective Date to make this determination.

(d)                                 Regular Benefits. The Executive shall also be entitled to participate in any employee benefit plans, medical insurance plans, life insurance plans, disability income plans, retirement plans, vacation plans, expense reimbursement plans and other benefit plans which the Employer may from time to time have in effect for employees at or above the level of Executive Vice President, as well as any benefits that may be made available to all or a majority of lower- level senior executives. Such participation shall be subject to the terms of the applicable plan documents, generally applicable policies of the Employer, applicable law and the discretion of the Board of Directors, the Compensation Committee or any administrative or other committee provided for in or contemplated by any such plan. Nothing contained in this Agreement shall be construed to create any obligation on the part of the Employer to establish any such plan or to maintain the effectiveness of any such plan which may be in effect from time to time.

(i)                                     Vacation. Executive is entitled to paid vacation of twenty (20) days per year, or such greater number as may be provided in Employer’s policy for senior executives, in addition to all holidays provided in such policies. The amount of accrued but unused vacation time payable to Executive upon termination of Executive’s employment shall be calculated pro rata based on the number of months Executive worked in the year of termination.

(e)                                  Taxation of Payments and Benefits. The Employer shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith believes that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Employer to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

(f)                                    Exclusivity of Salary and Benefits. The Executive shall not be entitled to any payments or benefits other than those provided under this Agreement.

5.                                       Extent of Service. During the Executive’s employment under this Agreement, the Executive shall, subject to the direction and supervision of the Board of Directors, devote the Executive’s full business time, best efforts and business judgment, skill and knowledge to the advancement of the Employer’s interests and to the discharge of the Executive’s duties and responsibilities under this Agreement. The Executive shall not engage in any other business activity, except as may be approved by the Board of Directors; provided that nothing in this Agreement shall be construed as preventing the Executive from:

(a)                                  investing the Executive’s assets in any company or other entity in a manner not prohibited by Section 7(d) and in such form or manner as shall not require any material activities on the Executive’s part in connection with the operations or affairs of the companies or other entities in which such investments are made; or

(b)                                 engaging in religious, charitable or other community or non-profit activities that do not impair the Executive’s ability to fulfill the Executive’s duties and responsibilities under this Agreement.

6.                                       Termination Benefits. Unless otherwise specifically provided in this Agreement or otherwise required by law, all compensation and benefits payable to the Executive under this Agreement shall terminate on the date of termination of the Executive’s employment.

(a)                                  Termination Benefits. Notwithstanding the provisions of Section 3, if the Executive’s employment is terminated by the Executive for Good Reason, or by the Executive for Good Reason after a Change of Control, or by the Employer without Cause, the Employer shall provide to the Executive the following termination benefits (“Termination Benefits”), subject to the Executive’s agreement to a release of any and all legal claims in a form satisfactory to the Employer:

(i)                                     payments, made in periodic installments over the course of eighteen months on the Employer’s regular payroll dates for its senior executives, equivalent to the sum of (A) eighteen (18) months of the Executive’s Salary at the rate in effect as of the date of termination pursuant to Section 4(a), and (B) the most recent bonus paid to the Executive by the Employer pursuant to Section 4(b); and

(ii)                                  continuation of group health plan benefits for a period of eighteen (18) months, to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”), with the cost of the regular premium for such benefits shared in the same relative proportion by the Employer and the Executive as in effect on the date of termination.

(b)                                 Taxes. Anything in this Agreement to the contrary notwithstanding, in the event that any payment or distribution by the Employer to or for the benefit of the Executive following termination, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, including but not limited to the Termination Benefits (the “Severance Payments”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the following provisions shall apply:

(A)                              If the Severance Payments, reduced by the sum of (1) the Excise Tax and (2) the total of the Federal, state, and local income and employment taxes payable by Executive on the amount of the Severance Payments which are in excess of the Threshold Amount, are greater than or equal to the Threshold Amount, Executive shall be entitled to the full benefits payable under this Agreement.

(B)                                If the Threshold Amount is less than (x) the Severance Payments, but greater than (y) the Severance Payments reduced by the sum of (1) the Excise Tax and (2) the total of the Federal, state, and local income and employment taxes on the amount of the Severance Payments which are in excess of the Threshold Amount, then the benefits payable under this Agreement shall be reduced (but not below zero) to the extent necessary so that the maximum Severance Payments shall not exceed the Threshold Amount. To the extent that there is more than one method of reducing the payments to bring them within the Threshold Amount, Executive shall determine which method shall be followed; provided that if Executive fails to make such determination within 15 days after the Employer has sent Executive written notice of the need for such reduction, the Employer may determine the amount of such reduction in its sole discretion.

For the purposes of this Section, “Threshold Amount” shall mean three times Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00); and “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, and any interest or penalties incurred by Executive with respect to such excise tax.

The determination as to which of the alternative provisions of set forth above shall apply to Executive shall be made by a nationally recognized accounting firm selected by the Employer (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Employer and Executive within 15 business days of the date of termination of Executive’s employment, if applicable, or at such earlier time as is reasonably requested by the Employer or Executive. For purposes of determining which of the alternative provisions of set forth above shall apply, Executive shall be deemed to pay Federal income taxes at the highest marginal rate of Federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of Executive’s residence on the date of termination of Executive’s employment, net of the maximum reduction in Federal income taxes which could be obtained from deduction of such state and local taxes. Any determination by the Accounting Firm shall be binding upon the Employer and Executive.

(c)                                  Cause. Only the following shall constitute “Cause” for purposes of this Agreement:

(i)                                     the commission by the Executive of criminal acts involving moral turpitude, deceit, dishonesty or fraud;

(ii)                                  gross negligence, willful misconduct or insubordination of the Executive with respect to the Employer or any affiliate of the Employer;

(iii)                               material breach by the Executive of any of the Executive’s obligations under this Agreement or under any other agreement Executive has entered into with the Employer; or

(iv)                              the inability of the Executive to perform the Executive’s duties for a period of six (6) months or more as a result of a disability, provided that the Employer has a long-term disability insurance policy in place at such time which provides for payment of up to 60% of an eligible employee’s salary and Executive qualifies for same.

If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the Executive’s duties, the Executive may, and at the request of the Employer shall, submit to the Employer a certification in reasonable detail by a physician selected by the Employer to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Employer’s determination of such issue shall be binding on the Executive.

(d)                                 Good Reason. Only the following shall constitute “Good Reason” prior to a Change of Control for purposes of this Agreement:

(i)                                     a reduction of the Executive’s salary, other than a reduction that (1) is based on the Employer’s financial performance or (2) is similar to the reduction made to the salaries provided to all or most other senior executives of the Employer; or

(ii)                                  a significant change in the Executive’s responsibilities and/or duties which constitutes, when compared to the Executive’s previous responsibilities and/or duties, a demotion; or

(iii)                               the relocation of the offices at which the Executive is principally employed to a location more than fifty (50) miles from such offices, which relocation is not approved by the Executive.

The Executive shall provide the Employer with reasonable notice and an opportunity to cure any of the events listed in this Section 6(d) and shall not be entitled to compensation pursuant to this Section 6 unless the Employer fails to cure within a reasonable period.

(e)                                  Good Reason After Change of Control. Only the following shall constitute “Good Reason” after a Change of Control for purposes of this Agreement:

(i)                                     a reduction of the Executive’s salary after a Change of Control; or

(ii)                                  a significant change in the Executive’s responsibilities and/or duties which constitutes, when compared to the Executive’s responsibilities and/or duties before the Change of Control, a demotion; or

(iii)                               the relocation of the offices at which the Executive is principally employed as of the Change of Control to a location more than fifty (50) miles from such offices, which relocation is not approved by the Executive.

The Executive shall provide the Employer with reasonable notice and an opportunity to cure any of the events listed in this Section 6(e) and shall not be entitled to compensation pursuant to this Section 6 unless the Employer fails to cure within a reasonable period.

(f)                                    Change of Control. “Change of Control” shall mean the occurrence of one or more of the following events:

(i)                                     any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes a “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) (other than the Employer, any trustee or other fiduciary holding securities under an employee benefit plan of the Employer, or any corporation owned, directly or indirectly, by the stockholders of the Employer, in substantially the same proportions as their ownership of stock of the Employer), directly or indirectly, of securities of the Employer, representing fifty percent (50%) or more of the combined voting power of the Employer’s then outstanding securities; or

(ii)                                  persons who, as of the date of this Agreement, constituted the Employer’s Board of Directors (the “Incumbent Board”) cease for any reason including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board of Directors, provided that any person becoming a director of the Employer subsequent to the date of this Agreement whose election was approved by at least a majority of the directors then comprising the Incumbent Board shall, for purposes of this Agreement, be considered a member of the Incumbent Board; or

(iii)                               the stockholders of the Employer approve a merger or consolidation of the Employer with any other corporation or other entity, other than (1) a merger or consolidation which would result in the voting securities of the Employer outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Employer or such surviving entity outstanding immediately after such merger or consolidation or (2) a merger or consolidation effected to implement a recapitalization of the Employer (or similar transaction) in which no “person” (as hereinabove defined) acquires more than fifty percent (50%) of the combined voting power of the Employer’s then outstanding securities; or

(iv)                              the stockholders of the Employer approve a plan of complete liquidation of the Employer or an agreement for the sale or disposition by the Employer of all or substantially all of the Employer’s assets.

7.                                       Confidential Information, Noncompetition and Cooperation.

(a)                                  Confidential Information. As used in this Agreement, “Confidential Information” means information belonging to the Employer which is of value to the Employer in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Employer. Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Employer. Confidential Information includes information developed by the Executive in the course of the Executive’s employment by the Employer, as well as other information to which the Executive may have access in connection with the Executive’s employment. Confidential Information also includes the confidential information of others with which the Employer has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of the Executive’s duties under Section 7(b).

(b)                                 Confidentiality. The Executive understands and agrees that the Executive’s employment creates a relationship of confidence and trust between the Executive and the Employer with respect to all Confidential Information. At all times, both during the Executive’s employment with the Employer and after its termination, the Executive will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Employer, except as may be necessary in the ordinary course of performing the Executive’s duties to the Employer.

(c)                                  Documents, Records, etc. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Executive by the Employer or are produced by the Executive in connection with the Executive’s employment will be and remain the sole property of the Employer. The Executive will return to the Employer all such materials and property as and when requested by the Employer. In any event, the Executive will return all such materials and property immediately upon termination of the Executive’s employment for any reason. The Executive will not retain with the Executive any such material or property or any copies thereof after such termination. The Executive will not retain with the Executive any such material or property or any copies thereof after such termination without the Employer’s knowledge and consent. The Employer’s consent shall not be unreasonably withheld with regard to personnel information related exclusively to Executive’s compensation or evaluations of Executive’s performance.

(d)                                 Noncompetition and Nonsolicitation. During the Executive’s employment with the Employer and for twelve (12) months thereafter (or during the Termination Benefits Period, if longer), the Executive (i) will not, directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise, engage, participate, assist or invest in any Competing Business (as hereinafter defined); (ii) will refrain from directly or indirectly employing, attempting to employ, recruiting or otherwise soliciting, inducing or influencing any person to leave employment with the Employer (other than terminations of employment of subordinate employees undertaken in the course of the Executive’s employment with the Employer); and (iii) will refrain from soliciting or encouraging any customer or supplier to terminate or otherwise modify adversely its business relationship with the Employer. The Executive understands that the restrictions set forth in this Section 7(d) are intended to protect the Employer’s interest in its Confidential Information and established employee, customer and supplier relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose. For purposes of this Agreement, the term “Competing Business” shall mean a business conducted anywhere in the world whose primary business is the development, manufacture or marketing of oral drug delivery technologies. Notwithstanding the foregoing, the Executive may own up to one percent (1%) of the outstanding stock of a publicly held corporation which constitutes or is affiliated with a Competing Business.

(e)                                  Third-Party Agreements and Rights. The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive’s use or disclosure of information or the Executive’s engagement in any business. The Executive represents to the Employer that the Executive’s execution of this Agreement, the Executive’s employment with the Employer and the performance of the Executive’s proposed duties for the Employer will not violate any obligations the Executive may have to any such previous employer or other party. In the Executive’s work for the Employer, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Employer any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(f)                                    Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall cooperate fully with the Employer in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Employer which relate to events or occurrences that transpired while the Executive was employed by the Employer. The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Employer at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Employer in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Employer. The Employer shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 7(f). To the extent the Employer has control over scheduling, Employer shall use its best efforts to schedule all matters requiring the Executive’s participation at times that do not result in a financial burden to Executive or adversely impact his subsequent employment.

(g)                                 Injunction. The Executive agrees that it would be difficult to measure any damages caused to the Employer which might result from any breach by the Executive of the promises set forth in this Section 7, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, subject to Section 8 of this Agreement, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of this Agreement, the Employer shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Employer.

8.                                       Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Executive’s employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in Washington, D.C. in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. In the event that any person or entity other than the Executive or the Employer may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 8 shall be specifically enforceable. Notwithstanding the foregoing, this Section 8 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 8. It is understood that in the event that (a) Executive initiates an arbitration proceeding for the purpose of challenging a decision by Employer to terminate Executive’s employment for Cause (a “Cause Arbitration”), or (b) Employer initiates an arbitration proceeding for the purpose of challenging a decision by Executive to resign for Good Reason, that time is of the essence and that arbitration of such issues, and the determination of whether Executive is entitled to Termination Benefits must be completed as soon as practicable. To the extent permitted by law, Employer shall be responsible for any fees charged by AAA for a Cause Arbitration unless the arbitrator orders otherwise as a remedy. The arbitrator will have the power to award all damages that would otherwise be available in a court of law. The arbitrator shall also award the prevailing party its reasonable costs and attorneys fees unless the arbitrator finds that the non-prevailing party acted in good faith and with a reasonable belief that its conduct was not in violation of this Agreement.

9.                                       Consent to Jurisdiction. To the extent that any court action is permitted consistent with or to enforce Section 8 of this Agreement, the parties hereby consent to the jurisdiction of the courts of the State Maryland and the United States District Court for the District of Maryland. Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

10.                                 Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties with respect to any related subject matter; provided, that this Agreement shall not supersede the Option Agreement. The parties agree that in the event of any conflict between the terms of this Agreement and the terms of the Option Agreement, the terms of the Option Agreement shall control.

11.                                 Assignment; Successors and Assigns, etc. Neither the Employer nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party; provided that the Employer may assign its rights under this Agreement without the consent of the Executive in the event that the Employer shall effect a reorganization, consolidate with or merge into any other corporation, partnership, organization or other entity, or transfer all or substantially all of its properties or assets to any other corporation, partnership, organization or other entity. This Agreement shall inure to the benefit of and be binding upon the Employer and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

12.                                 Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

13.                                 Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

14.                                 Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Employer or, in the case of the Employer, at its main offices, attention of the Chief Financial Officer, and shall be effective on the date of delivery in person or by courier or three (3) days after the date mailed.

15.                                 Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Employer.

16.                                 Governing Law. This is a Maryland contract and shall be construed under and be governed in all respects by the laws of the State of Maryland, without giving effect to the conflict of laws principles of such State. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the Fourth Circuit.

17.                                 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Employer, by its duly authorized officer, and by the Executive, as of the date first above written.

SUPERNUS PHARMACEUTICALS, INC.

By:	/s/ David Theil
	Name:	David Theil
	Title:	Chief Financial Officer

/s/ Jack Khattar
Jack Khattar